Exhibit 3.1

CERTIFICATE OF FORMATION

OF

DAIMLER TRUCKS RETAIL RECEIVABLES LLC

This Certificate of Formation of Daimler Trucks Retail Receivables LLC (the “Company”), dated as of November 8, 2021, is being executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. § 18-101, et seq.).

1.	The name of the limited liability company is Daimler Trucks Retail Receivables LLC.

2.	The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.

3.
The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of DAIMLER TRUCKS RETAIL RECEIVABLES LLC on the date first above written.

By:	/s/ Andrew Centybear
Andrew Centybear
Authorized Person